For Immediate Release
May 2, 2017

Cummins Announces First Quarter Results; Raises Outlook for 2017

•	First quarter revenues of $4.6 billion, GAAP[1] Net Income of $396 million

•	EBIT of 12.3 percent of sales, Diluted EPS of $2.36

•	Full year 2017 revenues expected to be up 4 to 7 percent, compared to prior guidance of flat to down 5 percent

•	EBIT expected to be in the range of 11.75 to 12.5 percent, up from 11 to 11.5 percent

COLUMBUS, IND. - Cummins Inc. (NYSE: CMI) today reported results for the first quarter of 2017.

First quarter revenues of $4.6 billion increased 7 percent from the same quarter in 2016. Stronger demand from construction and mining customers and higher sales from a distributor acquisition in the fourth quarter of last year, more than offset the impact of weaker truck production in North America. Currency negatively impacted revenues by approximately 1 percent compared to last year, primarily due to a stronger US dollar. International sales improved by 17 percent primarily due to growth in China and Europe while revenues in North America increased 1 percent.

Net income attributable to Cummins in the first quarter was $396 million ($2.36 per diluted share), compared to $321 million ($1.87 per diluted share). The tax rate in the first quarter of 2017 was 26.1 percent.

Earnings before interest and taxes (EBIT) were $566 million, or 12.3 percent of sales, an increase from $484 million or 11.3 percent of sales a year ago.

“Cummins delivered solid financial results, successfully launched new products and returned $222 million in cash to shareholders in the form of dividends and share repurchases in the first quarter,” said Chairman and CEO Tom Linebarger. “We launched our fully updated range of engines for North American truck and bus markets offering improved performance and better fuel economy for our customers. As recently announced, we also advanced our strategy to be the leading global powertrain supplier through our agreement with Eaton to form the Eaton Cummins Automated Transmission Technologies joint venture. This new venture will design, develop and produce the next generation of Automated Transmissions which will be fully integrated with our engine development to deliver up to an additional 7 percent improvement in fuel economy. The joint venture will benefit from the continuing shift away from fully manual transmissions in commercial vehicles, launch new products that will gain market share, leverage Cummins’ strong presence in international markets for growth and generate aftermarket sales.”

Based on the current forecast, Cummins expects full year 2017 revenues to be up 4 to 7 percent, compared to prior guidance of flat to down 5 percent. EBIT is projected to be in the range of 11.75 to 12.5 percent of sales, up from 11 to 11.5 percent. This forecast excludes the impact of the new joint venture with Eaton, which will be consolidated within Cummins’ financial results and is expected to be operational in the third quarter of this year, subject to regulatory approvals.

First quarter 2017 highlights:

•	The Company returned $222 million to shareholders in the form of dividends and share repurchase, consistent with its plan to return 50 percent of Operating Cash Flow in 2017

•	Cummins was named to Ethisphere’s 2017 list of World’s Most Ethical Companies for a 10th consecutive year by the Ethisphere Institute

•	In March, the Company announced its plans to reach a 50 percent intensity reduction in water use at its facilities by 2020
First quarter 2017 detail (all comparisons to same period in 2016)

Engine Segment

•	Sales - $2.0 billion, up 2 percent.

•	Segment EBIT - $229 million, or 11.3 percent of sales, compared to 197 million or 10 percent of sales

•	Off-highway revenues increased 20 percent primarily due to higher engines sales to global construction markets, while on-highway revenues declined by 2 percent
Distribution Segment

•	Sales - $1.6 billion, up 12 percent

•	Segment EBIT - $100 million, or 6.1 percent of sales, compared to $87 million or 5.9 percent of sales

•	Organic sales increased 6 percent, and revenue from the acquisition completed in the fourth quarter of 2016 added 6 percent
Components Segment

•	Sales - $1.3 billion, up 9 percent.

•	Segment EBIT - $179 million , or 13.3 percent of sales, compared to $163 million or 13.2 percent of sales

•	Strong international revenue growth, primarily in China, more than offset sales declines in North America due to lower commercial truck production
Power Systems Segment

•	Sales - $882 million, up 9 percent

•	Segment EBIT - $57 million, or 6.5 percent of sales, compared to $46 million, or 5.7 percent of sales

•	Increased demand for industrial engines sales primarily for mining and oil & gas markets was the primary driver of revenue growth

1 Generally Accepted Accounting Principles

About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 55,400 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations and approximately 7,400 dealer locations. Cummins earned $1.39 billion on sales of $17.5 billion in 2016. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at www.twittter.com/cummins and on YouTube at www.youtube.com/cumminsinc.

Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues for the full year of 2017. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental action; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2016 Annual Report on Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.

Presentation of Non-GAAP Financial Information
EBIT is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at www.cummins.com. Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.

Contact:
Carole Casto
Executive Director - Corporate Communications
(317) 610-2480
carole.casto@cummins.com